Jeremy Bohbot                                         700 West 16th Avenue
    Barrister & Solicitor                                                       Vancouver BC
             Notary Public                                                         Canada  V5Z 1S7

August 6th, 2009

United States Securities and Exchange Commission
100 F Street, North East
Washington, D.C. 20549

Dear Sirs and Mesdames:

Re:       Neurokine Pharmaceuticals Inc.
Registration of 50,200 Shares of Common Stock on Form S-1

I refer to the registration statement (the “Registration Statement”) of Neurokine Pharmaceuticals Inc. (the “Company”), a British Columbia corporation, on Form S-1 filed with the SEC under the Securities Act of 1933. The Registration Statement relates to the registration for resale of up to 50,200 shares of the Company’s common stock, with no par value, under the Securities Act of 1933.  The shares of the Company’s common stock being registered include 48,200 issued shares and 2,000 unissued shares underlying options.

In rendering the opinions hereinafter expressed, I have examined originals or copies, certified or otherwise, as provided to me by the Company, identified to our satisfaction, of (1) the Company’s Articles of Incorporation, Notice of Articles and “Company Act” Memorandum, and (2) the minutes and resolutions of the Board of Directors and shareholders of the Company.

I am qualified to practice law in the Province of British Columbia, Canada.

This opinion letter is rendered to you in connection with the Registration Statement. This opinion letter may not be relied upon by you or the Company for any other purpose without my prior written consent.

This opinion letter is limited to the laws of the Province of British Columbia, Canada that a British Columbia lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, and I do not express any opinion herein on the application of U.S. federal or state securities laws, state blue sky laws or any other law.

This opinion letter speaks only as of the date hereof. I expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

Please be advised that I have reached the following conclusions regarding the Company, as of the date of this letter:

1.
The Company is duly incorporated and is in good standing under the laws of the Province of British Columbia, with its registered office located at 925 W. Georgia Street, Suite 1820, Vancouver, British Columbia, Canada, V6C 3L2.  The Company’s Articles of Incorporation and corporate registration fees were submitted to and filed with the British Columbia Registrar of Companies on June 10, 2002.

2.
The Company has one class of common stock at this time. Neither the Company’s Notice of Articles, Articles (or any amendments thereto) nor any subsequent resolutions of the shareholders or directors of the Company alter the non-assessable characteristics of the Company's common stock.  The 23,829,618 shares of the Company’s common stock previously issued by the Company to its security holders, including the 48,200 issued shares included in the Registration Statement are compliant with the constating documents of the Company, compliant with the laws of the Province of British Columbia, and are duly and legally authorized, issued, fully paid and non-assessable.  In addition, I am of the opinion that when sold pursuant to the Registration Statement, the issued shares as examined by me herein will continue to be duly and legally authorized, issued, fully paid and non-assessable.

3.	The Company's shares are all common shares. None of the Company’s security holders hold liquidation preference rights upon the voluntary or involuntary liquidation of the Company.

4.
By resolution of its Board of Directors, the Company has duly authorized the issuance of up to 300,000 shares of common stock subject to the exercise of options, including the 2,000 unissued common shares of the Company’s common stock underlying options being registered in the Registration Statement.

5.
The Company's Notice of Articles presently authorizes the Company to issue 200,000,000 shares of common stock, with no par value. Therefore, the resolution of the Company’s Board of Directors which authorizes the issuance of up to 300,000 shares of common stock underlying options is within the authority of the Company’s directors, and the 2,000 shares of unissued common stock underlying those options being registered in the Registration Statement, if duly exercised by the option holder in accordance with the option agreement between the option holder and the Company, will be validly issued, fully paid and non-assessable.

Yours truly,

/s/Jeremy bohbot
Jeremy Bohbot, Barrister and solicitor

Member of the Law Society of British Columbia

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